Exhibit 99.1

Resignation letter, dated October 8, 2010, of Edmond S. Thomas

October 8, 2010

Mr. Harold Kahn

Chairman of the Board of Directors

c/o The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

Dear Mr. Kahn;

Please accept this letter as my resignation as Director of The Wet Seal, Inc. effective October 8, 2010, the expiration date of my employment agreement, as well as all subsidiaries of The Wet Seal, Inc.

Sincerely,

/s/ Edmond S. Thomas
Edmond S. Thomas